Exhibit 2.1

AMENDED AND RESTATED MERGER AGREEMENT

dated

June 29, 2026

by and among

InnocsAI LLC, Delaware limited liability company (the “Company”),

NamChul Jung, as the Members’ Representative (the “NamChul Jung”), and

Liminatus Pharma, Inc., a Delaware corporation (the “Purchaser”),

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

ARTICLE II MERGER		7
2.1	Merger	7
2.2	Merger Effective Date	7
2.3	Effect of the Merger	7
2.4	Closing; Effective Time	8
2.5	Taking of Necessary Action; Further Action	8
2.6	No Further Ownership Rights in Company Capital Stock	8

ARTICLE III CONSIDERATION		8
3.1	Conversion of Company Capital Stock	8
3.2	Closing Payment	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
4.1	Corporate Existence and Power	9
4.2	Authorization	10
4.3	Governmental Authorization	10
4.4	Non-Contravention	10
4.5	Capitalization	11
4.6	Charter Documents	11
4.7	Corporate Records	11
4.8	Assumed Names	11
4.9	Subsidiaries	11
4.10	Consents	12
4.11	Financial Statements	12
4.12	Books and Records	13
4.13	Absence of Certain Changes	14
4.14	Properties; Title to the Company’s Assets	15
4.15	Litigation	16
4.16	Contracts	16
4.17	Licenses and Permits	18
4.18	Compliance with Laws	18
4.19	Intellectual Property	19
4.20	[intentionally omitted]	20
4.21	Accounts Receivable and Payable; Loans	20
4.22	Pre-payments	20
4.23	Employees	20
4.24	Employment Matters	21
4.25	Withholding	21
4.26	Employee Benefits and Compensation	22
4.27	Real Property	22
4.28	Accounts	22

4.29	Tax Matters	23
4.30	Environmental Laws	24
4.31	Finders’ Fees	24
4.32	Powers of Attorney and Suretyships	24
4.33	Directors and Officers	24
4.34	Certain Business Practices	25
4.35	Money Laundering Laws	25
4.36	Insurance	25
4.37	Related Party Transactions	25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		26
5.1	Corporate Existence and Power	26
5.2	Corporate Authorization	26
5.3	Governmental Authorization	26
5.4	Non-Contravention	26
5.5	Finders’ Fees	26
5.6	Issuance of Shares	26
5.7	[intentionally omitted]	27
5.8	Information Supplied	27
5.9	Board Approval	27
5.10	Purchaser SEC Documents and Financial Statements	27
5.11	Certain Business Practices	28
5.12	Money Laundering Laws	28

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		28
6.1	Conduct of the Business	28
6.2	Access to Information	31
6.3	Notices of Certain Events	31
6.4	Annual and Interim Financial Statements	32
6.5	SEC Filings	32
6.6	Employees of the Company and the Manager	33

ARTICLE VII COVENANTS OF THE COMPANY		33
7.1	Reporting and Compliance with Laws	33
7.2	Best Efforts to Obtain Consents	33
7.3	Regulatory Licenses	33
7.4	Best Efforts to Obtain Consents	33

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		33
8.1	Best Efforts; Further Assurances	33
8.2	Cooperation with Proxy Statement	34
8.3	Confidentiality	35

ARTICLE IX CONDITIONS TO CLOSING		35
9.1	Condition to the Obligations of the Parties	35
9.2	Conditions to Obligations of Purchaser	35
9.3	Conditions to Obligations of the Company	36

ARTICLE X DISPUTE RESOLUTION		37
10.1	Arbitration	37
10.2	Waiver of Jury Trial; Exemplary Damages	38

ARTICLE XI TERMINATION		39
11.1	Termination Without Default	39
11.2	Termination Upon Default	39
11.3	Effect of Termination	39

ARTICLE XII MISCELLANEOUS		40
12.1	Notices	40
12.2	Amendments; No Waivers; Remedies	41
12.3	Arm’s length bargaining; no presumption against drafter	41
12.4	Publicity	41
12.5	Expenses	42
12.6	No Assignment or Delegation	42
12.7	Governing Law	42
12.8	Counterparts; electronic signatures	42
12.9	Entire Agreement	42
12.10	Severability	42
12.11	Construction of certain terms and references; captions	42
12.12	Further Assurances	43
12.13	Third Party Beneficiaries	43
12.14	Members’ Representative	44
12.15	Non-Recourse	44

AMENDED AND RESTATED MERGER AGREEMENT

This AMENDED AND RESTATED MERGER AGREEMENT (this “Agreement”), is made and entered into as of June 29, 2026 (the “A&R Signing Date”), by and among InnocsAI LLC, Delaware limited liability company (the “Company”), NamChul Jung, an individual (the “Members’ Representative”), as the representative of the members of the Company (each, a “Member” and collectively the “Members”), and Liminatus Pharma, Inc., a Delaware corporation (the “Purchaser”), and is effective as of May 17, 2026 (the “Signing Date”).

W I T N E S E T H :

A.	The parties hereto made and entered into a Merger Agreement on the Signing Date (the “Original Agreement”) and desire to amend and restate the Original Agreement in its entirety;

B.	The Company and/or its Subsidiaries (collectively, the “Company Group”) are in the business of CAR-T therapy technologies and related intellectual property rights (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

C.	The Purchaser will form a new wholly-owned subsidiary of the Purchaser in the State of Delaware (“Merger Sub”);

D.	The Members of the Company are listed on Schedule 1.8 hereto and own 100% of the issued and outstanding membership interests of the Company; and

E.	The Company will merge with and into Merger Sub (the “Merger”), after which Merger Sub will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of the Purchaser; and

E.	Immediately following the A&R Signing Date, but prior to the filing of the Certificate of Merger, the Purchaser will file the Certificate of Designation with the Secretary of State of the State of Delaware.

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and in accordance with Section 12.2 of the Original Agreement, the parties hereby amend and restate the Original Agreement and agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1            “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2            “Additional Agreements” mean the Registration Rights Agreement and the Non-Compete Agreements.

1.3            “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4            “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.5            “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.6            “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.7            “Closing” has the meaning set forth in Section 2.4.

1.8            “Closing Payment” means:

a.            1,600,000,000 shares of Purchaser Common Stock, at an issue price of $0.20 per share (the “Merger Consideration Shares”), issuable to the Members and in such amounts set forth opposite each Member’s name on Schedule 1.8.

b.            Contingent Value Rights to be agreed upon by the parties representing in the aggregate the right to receive 20% of net proceeds from any future strategic sale, out-license, transfer, or exit of the assets acquired from the Company.

Notwithstanding anything to the contrary in this Agreement, the aggregate number of shares of Purchaser Common Stock issued to the Members at Closing shall not exceed the Purchaser Common Stock Consideration Cap. In the event the number of shares of Purchaser Common Stock issued to the Members at Closing would result in the issuance of shares of Purchaser Common Stock in an amount in excess of the Purchaser Common Stock Consideration Cap, the Purchaser shall issue to such Members shares of Purchaser Common Stock up to the Purchaser Common Stock Consideration Cap (the “Purchaser Common Stock Payment Shares”) and shall issue the remaining balance of the Merger Consideration Shares to such Members in shares of Purchaser Convertible Preferred Stock (the “Purchaser Preferred Stock Payment Shares” and together with the Purchaser Common Stock Payment Shares, the “Closing Payment Shares”), with each Purchaser Preferred Stock Payment Share equal to 10,000 Merger Consideration Shares. Each Purchaser Preferred Stock Payment Share shall be convertible into 10,000 shares of Purchaser Common Stock, subject to and contingent upon the affirmative vote of a majority of the outstanding shares of Purchaser Common Stock present in person or represented by proxy and entitled to vote at a meeting of stockholders of Purchaser to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Purchaser Common Stock upon conversion of any and all shares of Purchaser Convertible Preferred Stock in accordance with the terms of the Certificate of Designation (the “Preferred Stock Conversion Proposal”).

1.9            “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.10            “Code” means the Internal Revenue Code of 1986, as amended.

1.11            “Company Capital Stock” has the meaning set forth in Section 4.4.

1.12            “Company Stock Rights” means all options, warrants or other rights to purchase, convert or exchange into Company Capital Stock.

1.13            “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound, including any entered into by any member of the Company Group in compliance with Section 7.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company Group’s dominion or control.

1.14            “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.15            “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.16            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.17            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18            “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.19            “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.20            “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (i) any agreement to incur any of the same.

1.21            “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.22            “Inventory” is defined in the UCC.

1.23            “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.24            “Leases” means the leases set forth on Schedule 1.24 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.25            “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.26            “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

1.27            “Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Purchaser Common Stock at a reverse stock split ratio to be determined by the Purchaser for the purpose of maintaining compliance with Nasdaq listing standards.

1.28            “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.29            “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 1.40.

1.30            “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.31            “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.32            “Purchaser Common Stock” means the common stock of Purchaser.

1.33            “Purchaser Common Stock Consideration Cap” means the product (rounded down to the nearest whole share) determined by multiplying (a) 19.99% and (b) the total number of shares of Purchaser Common Stock outstanding immediately prior to the Effective Time.

1.34            “Purchaser Convertible Preferred Stock” means the Series A Non-Voting Convertible Preferred Stock of Purchaser, with the rights, preferences, powers and privileges specified in the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), in substantially the form attached hereto as Exhibit A.

1.35            “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.36            “Registration Rights Agreement” means the agreement, in a form to be agreed by the parties hereto, governing the resale of the Closing Payment Shares.

1.37            “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.38            “SEC” means the Securities and Exchange Commission.

1.39            “Securities Act” means the Securities Act of 1933, as amended.

1.40            “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted.

1.41            “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company Group and other tangible property, including the items listed on Schedule 4.14(a).

1.42           “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.43           “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.44           “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.45           “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.46           “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
MERGER

2.1            Merger. At the Effective Time (as defined in Section 2.2), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease and the Merger Sub shall continue as the Surviving Corporation.

2.2            Merger Effective Date. The parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the relevant authorities in Delaware in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable (the date of the registration of such filing, or such later date as specified in the Certificate of Merger, being the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. For the avoidance of doubt, the Purchaser Warrants shall survive the Merger and remain in effect without any change to their existing terms.

2.4            Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.5            Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.6            No Further Ownership Rights in Company Capital Stock. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided for herein or by Law.

ARTICLE III
CONSIDERATION

3.1            Conversion of Company Capital Stock.

(a)           Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Members, the Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment as determined pursuant to Schedule 1.8 hereto and the Certificate of Merger.

(b)          Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(c)           Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)           No Liability. Notwithstanding anything to the contrary in this Section 3.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)            Surrender of Certificates. The Closing Payment issued upon the surrender of Company Capital Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, other than any additional rights pursuant to this Agreement.

(f)            Lost or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 3.1.

3.2            Closing Payment.

(a)           No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser.

(b)           The shares comprising the Merger Consideration Shares, including the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares and the shares of Purchaser Common Stock issuable upon conversion the Purchaser Preferred Stock Payment Shares, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Common Stock occurring prior to the date such shares are issued.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser prior to the execution of this Agreement, the Company hereby represents and warrants to Purchaser that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1            Corporate Existence and Power. The Company is a limited liability company duly formed and validly existing under the Laws of the Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 4.1.

4.2            Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and, except for the approval of the holders of a majority of the membership interests of the Company (the “Company Member Approval”), have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3            Governmental Authorization. Except for the approvals listed on Schedule 4.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4            Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 4.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets.

4.5            Capitalization. The Company has a single class of membership interests (the “Company Capital Stock”), the owners of 100% of which are reflected on Schedule 1.8. No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and beneficially by the Members as set forth on Schedule 1.8, free and clear of all Liens. No outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. No other class of securities of the Company is authorized or outstanding. There are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6            Charter Documents. Copies of the Certificate of formation and operating agreement (the “Charter Documents”) have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

4.7            Corporate Records. All proceedings occurring since January 1, 2021 of the board of directors of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The register of members of the Company is complete and accurate.

4.8            Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since January 1, 2021 none of the members of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9            Subsidiaries.

(a)           Schedule 4.9 sets forth each Subsidiary and the amount of issued and outstanding capital stock and securities of each Subsidiary that is owned by the Company Group, which are owned free and clear of all Liens. Except for the unpaid capital stock as listed on Schedule 4.9, all the capital stock of each Subsidiary are fully paid-up. Except for the Subsidiaries so listed, the Company does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b)           Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. No Subsidiary is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.9, and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.9.

(c)           No outstanding capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(c), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of a Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of a Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto.

4.10           Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11            Financial Statements.

(a)           Schedule 4.11 includes the audited consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2025 and 2024 consisting of the audited consolidated balance sheet as of such date, the audited consolidated income statement for the twelve (12) month period ended on such date, and the audited consolidated cash flow statement for the twelve (12) month period ended on such date, (collectively, the “Financial Statements”) and the audited consolidated balance sheet as of December 31, 2025 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b)           The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s Group financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company Group with respect to the periods then ended.

(c)           Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company Group. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Balance Sheet are included therein.

(d)           The Balance Sheet included in the Financial Statements accurately reflects the outstanding Indebtedness of the Company Group as of the date thereof. Except as set forth on Schedule 4.11, the Company Group does not have any Indebtedness.

(e)           All financial projections delivered by or on behalf of the Company to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.12            Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a)           The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)            transactions are executed only in accordance with the respective management’s authorization;

(ii)           all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii)          access to assets is permitted only in accordance with the respective management’s authorization; and

(iv)          recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)            All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

4.13           Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a)           any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b)           any transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)           (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d)           (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(e)           any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(f)            any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g)           any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h)           any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $100,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $100,000 in the aggregate by the Company Group;

(i)            any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

(j)            the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(k)           except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(l)            any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(m)          any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(n)            any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(o)           any commitment or agreement to do any of the foregoing.

4.14            Properties; Title to the Company’s Assets.

(a)           Except as set forth on Schedule 4.14(a), the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)           All of the Tangible Personal Property is located at the office of the Company.

(c)           The Company has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15           Litigation. Except as set forth on Schedule 4.15, there is no Action (or any basis therefore) pending against, or to the best knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the Company Group. The Company Group is not, and has not been in the past five (5) years, subject to any proceeding with any Authority.

4.16           Contracts.

(a)            Schedule 4.16(a) lists all Contracts, oral or written (collectively, “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i)            all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)            all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $100,000 annually;

(iii)           all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $100,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)          all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v)           all Contracts relating to any acquisitions or dispositions of assets by the Company Group;

(vi)          all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)         all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii)        all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group;

(ix)           all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)            all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party;

(xi)           all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii)          all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)         any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xiv)         any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract;

(xv)          any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party; and

(xvi)         any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)           Except as set for the on Schedule 4.16(b), each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets. Except as set forth on Schedule 4.16(b), no Contract (i) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates.

(c)           Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d)           Except as set for the on Schedule 4.16(d), the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17            Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business.

4.18           Compliance with Laws. Except as set forth on Schedule 4.18, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority.

(a)          Without limiting the foregoing paragraph, the Company Group is not in violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)            any Law applicable due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”) and Laws applicable to lending activities;

(ii)           the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”);

(iii)          any comparable or similar Law of any jurisdiction; or

(iv)          any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b)          Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company Group has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

(c)           Except as set forth on Schedule 4.18, no permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 4.18.

4.19          Intellectual Property.

(a)           Schedule 4.19 sets forth a true, correct and complete list of all Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b)           Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c)           The current use by the Company Group of the Intellectual Property Rights does not infringe, and the use by the Company Group of the Intellectual Property Rights after the closing will not infringe, the rights of any other Person. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d)           Except as disclosed on Schedule 4.19(d), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)           None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f)           The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

4.20           [intentionally omitted].

4.21           Accounts Receivable and Payable; Loans.

(a)           All accounts receivable and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)           To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note involving an amount in excess of $100,000. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)           The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.22           Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23           Employees.

(a)            Schedule 4.23(a) sets forth a true, correct and complete list of each of the 20 highest compensated employees of the Company Group as of December 31, 2025, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2025.

(b)           Except as set forth on Schedule 4.23(b), the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c)           There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24           Employment Matters.

(a)           Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b)           Except as disclosed on Schedule 4.24(b):

(i)            to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii)           the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

4.25           Withholding. Except as disclosed on Schedule 4.25, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.26            Employee Benefits and Compensation. Schedule 4.26 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group at any time during the 5-calendar year period immediately preceding the date hereof and/or with respect to which the Company Group could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable law in all material respects.

4.27            Real Property.

(a)            Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b)            With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.28            Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29            Tax Matters. Except as set forth on Schedule 4.29:

(a)            (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (vi) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Company Capital Stock by the Members to the Purchaser pursuant to this Agreement; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xi) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xiv) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xv) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xvi) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b)            The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c)            The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

4.30            Environmental Laws.

(a)            Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b)            The Company Group has delivered to Purchaser all material records in its possession concerning the Hazardous Materials Activities of the Company Group and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group.

(c)            Except as set forth on Schedule 4.30(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

4.31            Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32            Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33            Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.34            Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since January 1, 2021, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Company Group and would reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

4.35            Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.36            Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.36, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

4.37            Related Party Transactions. Except as contemplated by this Agreement and the Financial Statements, no Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein) and subject to the Purchaser Stockholder Approval, the filing of the Certificate of Merger and the filing of the Certificate of Designation, Purchaser hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1            Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Stater of Delaware.

5.2            Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3            Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4            Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser.

5.5            Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 4.31 (which are the responsibility of the Company), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6            Issuance of Shares. The Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable. The shares of Purchaser Common Stock issuable upon conversion of the Purchaser Preferred Stock Payment Shares, when issued in accordance with this Agreement and the Certificate of Designation, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7            [intentionally omitted].

5.8            Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

5.9            Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws.

5.10            Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any Proxy Statement or Other Filing. As used in this Section 5.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.11            Certain Business Practices. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since January 31, 2024, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.12            Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1            Conduct of the Business. Each of the Company and the Purchaser covenants and agrees that:

(a)  from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing and other than to effect the Nasdaq Reverse Split, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause its Subsidiaries not to:

(i)            amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii)           amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or Purchaser;

(iii)          modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv)          make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v)           sell, lease, license or otherwise dispose of any of the Company Group’s or Purchaser’s assets or assets covered by any Contract except pursuant to existing contracts or commitments disclosed herein;

(vi)          accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii)         pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular and necessary similar payments in the ordinary course);

(viii)        obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix)           suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x)            suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, whether or not covered by insurance;

(xi)           delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii)          merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)          permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv)         adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv)          institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi)         make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii)       change the place of business or jurisdiction of organization;

(xviii)       issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities;

(xix)          make or change any material Tax election or change any annual Tax accounting periods;

(xx)          enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi)         agree to do any of the foregoing.

(b)            Neither party shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c)            From the date hereof through the Closing Date, neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination or other similar transaction, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2            Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3            Notices of Certain Events. Each party shall promptly notify the other party of:

(a)            any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b)            any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)            any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)            the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)            any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.4            Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period, the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified public accountants may issue.

6.5            SEC Filings.

(a)            The Company acknowledges that:

(i)            the Purchaser’s stockholders must approve the Preferred Stock Conversion Proposal (the “Purchaser Stockholder Approval”) prior to the conversion of any Purchaser Convertible Preferred Stock and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders (the “Purchaser Stockholders’ Meeting”) requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii)           the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)          the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)            The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6            Employees of the Company and the Manager. Schedule 6.6 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Company, execute and deliver to the Company non-competition, non-solicitation and confidentiality agreements in form and substance satisfactory to Purchaser (the “Non-Compete Agreements”). The Company shall use its best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

ARTICLE VII
COVENANTS OF THE COMPANY

The Company agrees that:

7.1            Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company Group duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2            Best Efforts to Obtain Consents. The Company shall use its best efforts to obtain each Company Consent and Governmental Approval as promptly as practicable hereafter.

7.3            Regulatory Licenses. The Company shall use its best efforts to obtain all the requisite regulatory licenses and permits for purposes of carrying out the Business legitimately.

7.4            Best Efforts to Obtain Consents. The Company shall use its best efforts to obtain the Company Member Approval as promptly as practicable after the Closing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1            Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

8.2            Cooperation with Proxy Statement.

(a)            Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the Purchaser intends to promptly prepare and file with the SEC the Proxy Statement relating to the Purchaser Stockholders’ Meeting to be held in connection with the Preferred Stock Conversion Proposal. The Company and Purchaser acknowledge that, under the Nasdaq Stock Market Rules, the Closing Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal.

(b)            The Company shall provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statement (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing. Subject to the Company’s review and approval of any Proxy Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Financial Statements in any Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser as relevant if required to achieve the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review any Proxy Statement and to not file any Proxy Statement without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c)            As of the date of the filing of any Proxy Statement with the SEC or Other Filing, none of the Company Information, Required Financial Statements or other financial information supplied by the Company in connection with the Proxy Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such Company Information, Required Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Purchaser of such change. The Company shall reasonably cooperate with Purchaser on a best efforts basis in its filing of the Proxy Statement and Other Filings, and shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser in connection therewith.

8.3            Confidentiality. Except as necessary to complete the Proxy Statement or any other Proxy Statement or Other Filings, the Company, on the one hand, and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other Proxy Statement and Other Filings.

ARTICLE IX
CONDITIONS TO CLOSING

9.1            Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)            No provisions of any applicable Law, and no Order shall restrain or prohibit or impose any condition on the consummation of the Closing;

(b)            There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing;

(c)            The Registration Rights Agreement shall have been entered into and the same shall be in full force and effect.

(d)            The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware.

(e)            Purchaser Common Stock remains listed on The Nasdaq Stock Market.

9.2            Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)            The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)            All of the representations and warranties of the Company contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)            There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)            Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

(e)            Purchaser shall have received all documents it may reasonably request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Charter Documents certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Members authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

(f)            The Key Personnel shall have executed the Non-Compete Agreements and the same shall be in full force and effect, and the Company shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

9.3            Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)            (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a material adverse effect on the Purchaser, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b)            Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

ARTICLE X
DISPUTE RESOLUTION

10.1            Arbitration.

(a)            The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)            If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c)            The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)            The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)            On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f)            The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)            The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 10.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h)            Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)            The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)            Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to render such relief and to enforce specifically the terms and provisions of this Agreement.

10.2            Waiver of Jury Trial; Exemplary Damages.

(a)            THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b)            Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1            Termination Without Default.

(a)            This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual written consent of the Purchaser and the Company.

(b)            In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2026 (the “Outside Closing Date”), and no material breach of this Agreement by the party (i.e., the Purchaser or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(c)            In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

11.2            Termination Upon Default.

(a)            The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company shall have materially breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)            The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

11.3            Effect of Termination. If this Agreement is terminated pursuant to this Article XI, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the material breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.3, Article X, this Section 11.3 and Article XII shall survive any termination hereof pursuant to this Article XI.

ARTICLE XII
MISCELLANEOUS

12.1            Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation), to:

InnocsAI LLC
3524 Silverside Road, Suite 35B
Wilmington, Delaware 19810
Attn: NamChul Jung
e-mail: ncjung017@gmail.com

if to the Members’ Representative:

NamChul Jung
3524 Silverside Road, Suite 35B
Wilmington, Delaware 19810
e-mail: ncjung017@gmail.com

if to the Purchaser:

Liminatus Pharma, Inc.
2251 Stern Goodman Street, Suite E
Fullerton, CA 92833
Attn: Chris Kim
e-mail: chris@liminatus.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154

Attention: Giovanni Caruso

e-mail: gcaruso@loeb.com

12.2            Amendments; No Waivers; Remedies.

(a)            This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)            Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)            Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)            Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3            Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4            Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5            Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7            Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that all matters relating to the fiduciary duties of the Purchaser’s board of directors shall be subject to the laws of the Republic of the Delaware.

12.8            Counterparts; electronic signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9            Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), including the Original Agreement, all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10          Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11          Construction of certain terms and references; captions. In this Agreement:

(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)            The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)            Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)            Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)            Captions are not a part of this Agreement, but are included for convenience, only.

(g)           For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

12.12          Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13          Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14          Members’ Representative. NamChul Jung has been appointed by the Members as agent and attorney-in-fact for each Member, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to act on behalf of Members in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (iii) to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Members from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Members’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Members’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Members’ Representative shall not be effective until written notice is delivered to Purchaser. No bond shall be required of the Members’ Representative, and the Members’ Representative shall not receive any compensation for his services. Notices or communications to or from the Members’ Representative shall constitute notice to or from the Members. The Members’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Members’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Members of the Company and shall be final, binding and conclusive upon each of the Members. The Members shall severally indemnify the Members’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Members’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

12.15          Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.15) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

LIMINATUS PHARMA, INC.

By:
Name: Chris Kim
Title: CEO

Company:

INNOCSAI LLC

By:
Name: NamChul Jung
Title: CEO

Members’ Representative:

By:
Name: NamChul Jung